Exhibit 10.8

TIER 1

EXECUTIVE

EMPLOYEE RELOCATION PACKAGE

TABLE OF CONTENTS

I.	Resources		3

II.	Introduction / Eligibility		4
	A.	Introduction to Relocation	4
	B.	What Relocation Benefits am I Eligible For?	4
	C.	Getting the Relocation Process Started	5

III.	Money Matters		6
	A.	Up-Front Lump Sum	6
	B.	Relocation Allowance	6
	C.	Reimbursable Expenses	7
	D.	Tax Implications	8
	E.	Accompanying Partner	9

IV.	Property		9
	A.	Moving Household Goods / Second Moves	9-11
	B.	Household Goods / Insurance Claims	11

V.	Mobile Homes/Rentals		12 & 13

VI.	Homeowners and the Qwest Home Sale Plan (QHSP)		13
	A.	Qwest Home Sale Plan (QHSP)	13
	B.	Do I Qualify for the Home Sale Plan?	14
	C.	Getting Started on the QHSP	15
	D.	Local Broker’s Market Analysis	16
	E.	Inspections and Radon Testing	17

VII.	Homeowners and Marketing Your Home Outside the QHSP		18
	A.	Listing Your Home	18
	B.	When you Find a Buyer	18

VIII.	Home Sale: Miscellaneous		19
	A.	Equity Payment Procedures	19
	B.	If No One’s Buying	20
	C.	Capital Loss	21

IX.	Moving On		22
	A.	Finding and Appraising Your New Home	22
	B.	Financing Options / Home Purchase	22

REVISED 5/19/2009 – Tier 1, Executive Page 2

I. RESOURCES

Qwest Relocation Team:

Qwest Home Sale Service Provider (QHSP):

REVISED 5/19/2009 – Tier 1, Executive Page 3

II. INTRODUCTION/ELIGIBILITY

A. INTRODUCTION TO RELOCATION

Qwest Relocation is pleased to work with you to make your relocation as pleasant and smooth as possible. The Policy is designed to facilitate and expedite your move, relieve you of the major financial burdens associated with this transfer, and provide sufficient flexibility to meet both yours and the company’s needs.

The Relocation staff is responsible for any interpretations of this Policy and may modify, add or delete provisions of this Policy at any time.

Your Relocation representative administers the Policy. Your contact will be available during your move to assist you with any lump sum payment, reimbursable items, moving of household goods and other facets of the relocation process.

If you are a homeowner, you will be contacted by a representative of Qwest’s Home Sale Service Provider (QHSP), who will administer the buyout program described in Sections VI and VII.

You will be required to sign and have notarized an agreement under which you agree to relocate. If for any reason you do not relocate, voluntarily terminate your employment, or are terminated for cause within one (1) year of your payroll change date, you will be required to pay back all relocation monies based on a prorated schedule.

B. WHAT RELOCATION BENEFITS AM I ELIGIBLE FOR?

You may be eligible for, among other things: (1) a lump sum advance for meals and lodging during house hunting trips; (2) a relocation allowance; (3) financial assistance for a spouse or partner who will be relocating with you; (4) assistance with moving household goods; and (5) assistance in the sale of your home and the purchase of a new home. Company-initiated relocations are moves required for the benefit of the company. If an employee self-nominates for a job and is selected to fill the vacancy, the relocation may be considered company-initiated. No expenses shall be paid by the company when a transfer is made at the request of the employee and is primarily for the employee’s convenience.

Moving expenses will be paid only if the change in job location adds 50 or more miles to the distance traveled from the old residence to the new work location. Thus, if the former place of work is seven miles from the old residence, the new place of work must be at least 57 miles from the old residence to qualify for reimbursement under this policy. Distance will be measured by using the most commonly used commuting route. This requirement will conform to IRS rules. The new residence should be in the proximity of your new work location.

You must use benefits provided under this policy within 60 days of the date indicated on the Relocation Authorization Form. If the Policy is not used by the end of the 60 day period, you will lose eligibility for the Relocation Policy benefits unless an extension has been approved and received in writing by the department Vice President within the company responsible for payment of the move. Any other departures from the terms of this Policy must also be approved by the Vice President.

Your move must be completed within one (1) year of the relocation effective date.

REVISED 5/19/2009 – Tier 1, Executive Page 4

C. GETTING THE RELOCATION PROCESS STARTED

The move process begins when the Relocation Authorization Form has been received by Qwest Relocation from the department responsible for payment of relocation costs.

Qwest Relocation

•	Provides you with the Relocation Policy

•	Counsels you regarding the Policy and expense reimbursement limits

•	Orders the up-front, lump sum payment

•	Contacts the Home Buyout Company - QHSP to begin the Home Sale Plan (if applicable)

•	Contacts a carrier to move your household goods

•	Processes all reimbursable expenses

•	Assists you throughout your relocation process

•	Prepares tax gross-up

QHSP representative

•	Explains the Home Sale Plan

•	Orders and coordinates the appraisals, broker’s market analysis, and necessary inspections

•	Makes a written offer after the last appraiser has visited the home

•	Provides assistance in marketing the old home

•	Assists in contract negotiations on the old home

•	Provides home finding assistance

•	Orders a destination appraisal and radon test on the new home

•	Answers your questions about the Home Sale Plan

Employee

•	Becomes familiar with and adheres to the Relocation Policy

•	Maintains proper expense records for IRS purposes

•	Provides required receipts for reimbursement

•	Does not charge any relocation expenses to a company credit card

•	Arranges for adequate time off to handle relocation matters

•	Reads and understands the Home Sale Plan

•	Initiates appraisal process within ten days following initial contact with the QHSP representative

•	Returns all the required paperwork in a timely fashion

•	Makes full disclosure of anything that affects the property

•	Cooperates with selected appraisers, broker, and inspectors

•	Markets the home at a realistic price with a full-time real estate agent (including the QHSP exclusion clause/referral fee)

•	Continues to make mortgage payment(s), utilities, etc. until vacate or acceptance date, whichever is later

•	Keeps the home in the same or better condition than when appraised

•	Corrects defects as noted in the inspections

REVISED 5/19/2009 – Tier 1, Executive Page 5

III. MONEY MATTERS

A. UP-FRONT / LUMP SUM

At the start of your move, you will be provided with a lump sum payment for meals and lodging based on per diem rates (which vary by location) to be used during house hunting trips and interim living, along with a miscellaneous allowance. In some cases, you may bill your lodging expense directly to Qwest through your Relocation representative. If the lodging is billed directly it will not be paid as part of the lump sum. Please contact Relocation for details.

The lump sum will be paid within 45 days of the relocation effective date. The day you report to your new position is the “relocation effective date”. Your Relocation representative will provide you with the appropriate per diem rates. Following is an example of the formula used to calculate the lump sum payment:

House Hunting (For employee and one other member of household that will also be relocating)

Seven (7) days x meal per diem x two (2) people

Seven (7) days x lodging per diem (double occupancy)

Interim Living (for employee only at the new location)

Homeowner

30 days x meal per diem

Renter

15 days x meal per diem

Qwest will pay a maximum per diem for interim living of 30 days for homeowners and 15 days for renters. If you need additional interim living time, you must provide supporting documentation that indicates you are making duplicate living payments (at old and new location). Any additional money will be based on actual days needed not to exceed 30 days for renter and 60 days homeowner.

B. RELOCATION ALLOWANCE

At the start of your move, you will also be provided with an allowance to pay for any expenses not specifically identified elsewhere in the Relocation Policy. The amount of the miscellaneous allowance is equal to 5% x New Base Salary capped at $10,000.

Listed below are typical expenses the allowance will cover:

•	Cleaning, cutting and laying carpets and rugs

•	Cleaning, alteration and installation of curtains, drapes, and window accessories

•	Additions to and installation of utilities (gas and electric services, etc.) to accommodate home appliances (includes water softener)

•	Cleaning of the old and/or new residence (It is incumbent upon you to leave a clean home if Home Sale Plan is accepted.)

•	Transportation and boarding of pets

•	Hiring of child care provider(s)

REVISED 5/19/2009 – Tier 1, Executive Page 6

•	Adjusting television, dismantling and erection of aerials, swing sets, gym sets, yard furniture

•	Servicing clocks and piano tuning

•	Losses such as unused portions of safety deposit box rentals, club memberships, schooling, etc.

•	New automobile registration, license fees, new driver’s licenses, inspection and title fees

•	Entertainment

•	Laundry and dry cleaning

•	Long distance phone calls

•	Cab fare to and from the airport

•	Mileage for use of personal car to and from airport

•	Airport and other parking fees

You may use this allowance as you see fit and do not need to provide receipts to Qwest. You will be allowed to keep the difference between actual expenses and the amount of the allowance. No additional allowance will be granted. You will need detailed documentation if you intend to claim the expenditures as a tax deduction.

C. REIMBURSABLE EXPENSES

In addition to the lump sum payment and miscellaneous allowance, Qwest will reimburse you for certain expenditures you incur during the relocation process. You may submit expenses once during the relocation process and once at the completion of your move. A request for reimbursement must be received no later than 30 days after your final move. ONLY ORIGINAL RECEIPTS WILL BE ACCEPTED. Following is a list of accepted receipts:

•	Passenger receipts (air or rail ticket, e-ticket, invoice/itinerary, detailed credit card receipt including name of traveler and transportation cost)

•	Hotel (itemized statement)

•	Car Rental – receipt

•	Other receipts as appropriate

THE USE OF COMPANY CREDIT CARDS TO COVER RELOCATION EXPENSES IS PROHIBITED.

The enclosed Relocation Expense Reimbursement Forms must be used in order to receive reimbursement. Attach your ORIGINAL RECEIPTS and submit the form to your supervisor for review and signature as approved. Your supervisor then forwards the form and original receipts to Qwest Relocation for processing. Qwest Relocation will not process the expenses for reimbursement until it has received the signed form from your supervisor.

Following is a list of reimbursable expenses:

House Hunting

You may be reimbursed for transportation for up to two round trips each for you and one other family member of the household and car rental costs. House hunting trips may not exceed seven (7) days.

REVISED 5/19/2009 – Tier 1, Executive Page 7

Interim Living

Homeowner

60 days maximum lodging

Renter

30 days maximum lodging

During interim living, you may be reimbursed for trips to your former home. Use the following as a guide:

Homeowners – Two (2) home visits during 30 days of interim living

Renters – One (1) home visit during 15 days of interim living.

During the interim living period, you may ship one (1) personal car ahead of your household goods or receive reimbursement for car rental not to exceed:

Homeowners - Up to $700.00

Renters -Up to $350.00

En Route (final move trip to new location)

Certain expenses will be paid for you and other members of your household. Recognizing differences in school and work schedules, it is not necessary for all family members to travel together. Reimbursable items include:

•	Meals based on per diem rates

•	Lodging based on actual expense

•	Transportation (airfare, mileage)

Costs of transportation via public conveyance or personal automobile between the old and new location are both covered and must be via the most direct route.

Meals while en route will be paid at the established per diem rate. Children under the age of 10 will receive one-half of the daily per diem meal allowance. Infants under the age of one will not receive a per diem allowance.

En route reimbursement will include one day (prior to actual travel) at the former location and will end with the first night’s lodging at the new location.

Trips or vacations taken while en route will be at your expense. Airline travel must be in coach class. If you drive a personal automobile, mileage will be reimbursed at the current IRS rate.

D. TAX IMPLICATIONS

You may be subject to increased state and federal income tax as a result of amounts paid to you for relocation. You will be paid an amount approximating the increase in federal and state tax (the “gross up” allowance). Should you leave the company within a year of your relocation effective date a gross-up allowance will not be paid on any amounts you receive under this Policy. A gross-up allowance will not be applied to any relocation expense which is deductible from your income. You will receive your gross-up paperwork from your Relocation representative by January 31st of the year following your move.

REVISED 5/19/2009 – Tier 1, Executive Page 8

Consideration will be given to you when normal earnings for the current year are below the maximum earnings used for Social Security purposes. In such cases, you will be compensated for the additional Social Security tax which was caused by the additional moving expense reimbursement to your income. In calculating your gross up, your spouse’s salary and any non-Qwest income will not be a factor.

You should consult a tax advisor about the tax implications of relocation on your particular situation. Generally, the law allows you to claim as deductions from income certain relocation expenses subject to dollar limits. You are responsible for retaining all documents required to support your claims for tax deductions. For additional moving expense tax information please refer to IRS publication 521.

E. ACCOMPANYING PARTNER

Partners who accompany you to the new location may be entitled to reimbursement of up to $1,500 for expenses related to the move. Listed below are typical reimbursements (not to exceed $1,500):

•	Resume preparation (professional assistance with writing and printing)

•	Employment agency fees

•	Career Transition Workshop

•	Costs to transfer professional licenses and/or certificates

IV. PROPERTY

A. MOVING HOUSEHOLD GOODS

When you are ready to move to your new home, your Relocation representative will select a van line from a preferred carrier list. The expenses of the move will be charged directly to Qwest and will include packing, line haul transportation, warehouse handling, delivery, unpacking and insurance. If storage in transit is necessary, Qwest will pay for up to 60 days for a homeowner and up to 30 days for a renter.

IMPORTANT: Relocation should be contacted by you if the value of your shipment is in excess of $150,000 or storage beyond the stated time limit is necessary.

Items Not Authorized for Transportation

•	Tractors and farm implements

•	Perishable and frozen foods

•	Fireplace wood, flagstones, bricks, lumber and other construction materials

•	Live plants, shrubs, and trees

•	Animals

Note: You must make arrangements for the shipment of household pets. This expense is compensated for in the miscellaneous allowance.

•	Valuable papers, securities, jewelry, money and furs

REVISED 5/19/2009 – Tier 1, Executive Page 9

•	Hobby or recreational equipment, combustible materials, collections, etc. of unusual weight, bulk or value

•	Watercraft 30 feet or greater in length, when measured from bow to stern

•	Shipment of boats or trailers where the relocation distance is less than 600 miles

•	Satellite Dishes

Items Not Authorized for Transportation Without Prior Approval by Relocation

•	Shipment value is in excess of $150,000

•	Storage requirement is in excess of 60 days for a homeowner or 30 days for a renter

•	Antiques when the aggregate value is in excess of $5,000.

NOTE: Antiques must have appraisals and photographs

Services Not Authorized By Company

•	Exclusive use of van and expedited services

•	Storage (other than in transit)

•	Housecleaning or maid service

•	Assembly or disassembly of swing sets, portable swimming pools, hot tubs, water beds, or items of similar nature

•	Installation and removal of carpeting

Packing and Loading

You should arrange the dates for these services with the van line representative. Every attempt will be made to pack and load on dates requested by you. The company will not authorize the additional cost of Saturday, Sunday or holiday service.

Shipment of Automobiles

If your move is over 400 miles and it is impractical for you or a member of your family to drive family cars to the new location, the company will ship one or two cars, provided they were owned at time of transfer. If one or both cars are driven to the new location, these expenses will be reimbursed based on current mileage rates. Motor homes must be driven to the new location. Campers and trailers should be driven or towed.

Shipment of Appliances

Appliance disconnection and installation charges involving additional equipment, modification of premises or special adaptation are to be arranged for and paid by you. These expenses are compensated for in the Miscellaneous Allowance. The cost of appliance services necessary to prepare for the safe transportation of the item will be assumed by the company and will be arranged for by the mover at both the origin and the destination.

Transit Insurance

You should sign the Bill of Lading releasing the shipment at a value of 60 cents per pound per article. Our master insurance policy provides coverage against physical loss or damage to belongings while in transit by public common carrier. The policy is described in more detail on the following pages.

REVISED 5/19/2009 – Tier 1, Executive Page 10

Unpacking

The carrier is required to unpack at destination those items packed at origin (this does not include putting items away) and for removing all packing material after completion.

SECOND MOVES – AT NEW LOCATION

If you are transferred to a location where housing and apartments are plentiful and then elect to build or buy a home under construction or are undecided where to build or buy a home and will occupy other available housing, your furniture will be delivered to the rented quarters. If the second move is simply for your convenience, all storage and subsequent move to another residence will be at your own expense.

B. HOUSEHOLD GOODS / INSURANCE CLAIMS

We believe the following will help you to understand the insurance coverage that has been provided for household goods. We have included suggestions to minimize losses.

Our policy is carried with an insurance company to insure personal property, including two automobiles shipped within all fifty states and Canada under an estimated Bill of Lading prepared by a common carrier of household goods. Coverage begins at the time the carrier takes custody of the property at the initial point of shipment and covers the property continuously thereafter during packing, loading, transportation, “storage in transit” and warehousing, and until delivered, unloaded and unpacked at the final destination.

The property is insured against all risks of physical loss and/or damage from any external cause whatsoever, subject to normal insurance exclusions such as wear and tear, gradual deterioration, insects, moths, vermin or inherent vice, and fraudulent or dishonest act, nuclear reaction, war, insurrection or civil war.

You, your spouse, or a representative should be present to see that all goods are packed carefully and fully inventoried. Articles should not be left in drawers, lest they be shipped uninventoried, making it difficult or impossible to prove a loss.

Upon arrival, goods should be inspected and exceptions noted on the carrier’s copy of the Bill of Lading or inventory. Boxes with visible damage on the outside should be immediately opened in the presence of the movers to inspect for interior contents’ damage.

The limits of liability are: $150,000 per any one conveyance (do not sign for additional insurance).

Our policy does not cover:

•	Accounts, bills, currency, deeds, evidence of debt, money, notes, securities and bullion

•	Jewelry and precious stones not in a setting exceeding $1,000

•	Furs including articles that contain fur which represents the principal value exceeding $2,000 in the aggregate

•	Live plants, animals, aircraft and perishable food

•	Salesmen’s samples, merchandise for sale or exhibition

REVISED 5/19/2009 – Tier 1, Executive Page 11

•	Automobiles and trailers and other licensed vehicles unless under the care, custody and control of the mover

Any items of unusual value must have an appraisal completed prior to shipping. This will insure proper insurance coverage on these items.

Claims

In the event of loss or damages, you should notify the van line and obtain a claim form. The claim form must be executed and presented to the van line for their coverage of insurance responsibilities. You should keep a legible copy of this claim for possible future reference.

IMPORTANT: The Relocation representative should be notified by you if the value of your shipment is in excess of $150,000 or storage in excess of 60 days for a homeowner (30 days for a renter) is necessary.

You also should send a copy of the claim form to:

V. MOBILE HOMES / RENTALS

Mobile Homes

Mobile homes are not eligible for the Home Sale Plan. However, the company provides options for an employee who owns and occupies a mobile home as their principal residence at the time of transfer. You may be eligible for one of two options:

1. Move the mobile home and be reimbursed for the following expenses:

•	Towing charges from old location to new location if done by a professional, licensed mover of mobile homes.

•

Unblocking trailer, disconnecting utilities and removing skirting at the old location, and reblocking (leveling), reconnecting utilities and reinstalling skirting at the new location. Reimbursement of these items will be based on actual expenses.

•

Reasonable charges for packing and unpacking breakable items such as dishes and lamps to be moved inside the mobile home or hauling vehicle. This reimbursement is in lieu of reimbursement of the cost of moving household goods.

REVISED 5/19/2009 – Tier 1, Executive Page 12

2. Sale of the mobile home:

•	You may sell your mobile home through a mobile home agent and receive reimbursement for a selling commission legal fees, recording fees and transfer taxes..

Rental Property

Old location

If you are moving from rental property, you will be reimbursed for the cost of cancellation of lease (maximum of three months), non-refundable security deposit and lost rent. You must present documentation to support each of these costs. Deposits lost due to the condition of the property at the time you vacate will not be reimbursed.

New location

If you use an apartment finding service at the new location, you will be reimbursed for fees or commissions. You will not be reimbursed for security deposits or prepayments of rent.

VI. HOMEOWNERS AND THE QWEST HOME SALE PLAN (QHSP)

A. Qwest Home Sale Plan (QHSP)

Overview

The purpose of the Qwest Home Sale Plan (QHSP) is to facilitate the sale of your home prior to relocation. After you have marketed your home for 30 days, QHSP will make an offer to purchase your home at an appraised value (the “Home Buyout Offer”). Generally, you have the following options: (1) You may accept QHSP’s offer; (2) if you find a buyer other than QHSP who is willing to pay a higher price, you may advise QHSP of the higher offer and QHSP may match the higher price, in which case you are eligible for a bonus payment. In each case, it is to the advantage of the company and you to have QHSP purchase your home and resell it, even where you obtained the buyer without QHSP’s involvement.

Your QHSP representative will be in touch with you to explain the Home Sale Plan as soon as you are authorized into the program and are ready to start the appraisal process.

The home sale process can begin no earlier than 60 days prior to the relocation effective date. Your QHSP representative will coordinate the efforts of those who are involved in determining the fair market value of your home. He or she also will provide you with the information you need to evaluate a QHSP offer to purchase your home. QHSP representatives are well qualified to provide assistance in marketing your home and in contract negotiations.

QHSP is sure you are anxious to know what the Home Buyout Offer will be. We’re also sure you want that offer to be a fair one and so do we. Here is a brief summary of the process involved in arriving at the Home Buyout Offer and completing the purchase transaction. These steps will be explained in greater detail on the following pages.

REVISED 5/19/2009 – Tier 1, Executive Page 13

1.	Opinions regarding the most probable sales price of your home will be submitted to QHSP by a local QHSP network residential real estate agent and, in most cases, two local independent fee appraisers.

2.	Based on the two independent fee appraisals, QHSP will extend a “guaranteed” offer to purchase your home at the most probable sales price for a specified amount of time - the “offer period” (60 days). Guaranteed means that the offer is firm during the offer period regardless of changes in the real estate market that might occur during that time.

3.	You may elect to accept the QHSP offer immediately or put your home on the market using QHSP’s designated real estate agent.

4.	If you put your home on the market and receive an offer from a buyer, submit that offer (the “Amended Value” offer) to QHSP. QHSP may amend its original offer and close the sale with you. Simultaneously, QHSP will enter into a contract with your buyer and be responsible for closing the sale of your home with the buyer.

5.	The Amended Value offer you submit to QHSP may be higher or lower than QHSP’s offer. Once the Amended Value Offer closes, the company will pay you a bonus (see “BONUS” section under “Making the Sale” for details).

Be aware that there is a significant tax benefit to the company and to you for using the Amended Value Offer. If you are not able to secure a buyer for your home you may accept the QHSP’s guaranteed offer.

B. DO I QUALIFY FOR THE HOME SALE PLAN?

When you request home sale assistance, your home must be available for sale.

QHSP will buy your home only if all of the following requirements are met:

•

Must be your principal place of residence at time of transfer and be a single family dwelling (house, townhouse, condominium, etc.). If it includes acreage it must be within the normal zoning limits for that particular locale or neighborhood;

•	The property title is in your name;

•	Your mortgage may be prepaid in full with a penalty not exceeding one percent (1%) of the original loan or six (6) months’ interest on the principal balance prepaid, whichever is greater;

•	Insurance is available at standard rates for hazards of fire and extended coverage;

•	Any leases can be terminated by Supplier with no more than 60 days notice to the tenant;

•	Owned by an Employee not involved in a collective relocation of a substantial group, operating unit, or function, from a particular geographical area;

•	Not located in an economically depressed area as generally defined by federal government economic indicators, including but not limited to, unemployment rates and per capita income;

•	Value does not exceed two (2) times the average Multiple Listing Service (“MLS”) listing in the area;

•	Not insulated with material containing urea formaldehyde;

REVISED 5/19/2009 – Tier 1, Executive Page 14

•	All of the normal characteristics of a home such as potable running water, sewage or septic systems, and electricity;

•	Is not vacant land;

•	Is not located in a distressed real estate market where the number of homes available for sale exceeds a one (1) year supply;

•	Does not contain Louisiana-Pacific or similar siding, exterior insulation finish system, toxic mold;

•	Is not partially completed or under substantial renovation;

•	Is not an earth berm sheltered residence;

•	Is not used, in whole or in part (excluding home offices), for non-residential purposes;

•	Is not located in a flood plain;

•	Is not a mobile home or a manufactured housing unit;

•

Is not located on or in close proximity to an area of, or containing or contaminated with, any hazardous or toxic, substances, materials, chemicals, or gases, including but not limited to radon, urea formaldehyde foam insulation, asbestos, lead base paint, chlordane, or other regulated chemicals, at levels which exceed applicable regulatory thresholds;

•	Free from termites/pests/dry rot. If asbestos is found in the home, it must be removed or encapsulated by a specialist. A valid radon gas test shows 4.0 pCi/L or lower;

•

All plumbing, heating, electrical and mechanical systems must be in good working order and the home must be structurally sound as determined by a licensed structural engineer. Exterior drainage must meet recommended guidelines as defined by said structural engineer. Basement/crawl spaces must be dry.

•	There must be three to five years of life remaining in the roof, certifiable by a licensed roofer.

•	There can be no broken windows or broken seals in double pane windows.

•	The home must meet FHA, VA or 90% conventional financing guidelines. Call your QHSP representative if you have questions.

•

You must provide clear title. If you have an abstract, please provide it to the appropriate agent for updating. If you have lost or misplaced your abstract, you are responsible to pay the costs of replacing it. If you purchased your home on a land contract or contract for deed, you are responsible to provide a proper succession of deeds to QHSP.

•	Must be free of synthetic stucco siding. Also, the company will not be involved in disputes relating to repairs nor provide assistance with repairs for this type of home.

C. GETTING STARTED ON THE QHSP

The home sale process begins with your “Introduction Packet”, which will be sent to you by QHSP. It includes a number of important documents that require your immediate attention. Please complete them as soon as possible.

Appraisal Process and QHSP’s Offer

You will be responsible for marketing your home for 30 days before QHSP will begin the appraisal process.

REVISED 5/19/2009 – Tier 1, Executive Page 15

The appraisal process consists of obtaining appraisals from two qualified appraisers, a local real estate agent’s market analysis, and appropriate inspections, all at the expense of the company

Your QHSP representative will give you a list of appraisers. Select a total of three appraisers - two that will be used immediately and a third as an alternate.

Call your QHSP representative with your selections, and QHSP will order the appraisals. The appraisers will contact you within a few days to make an appointment to inspect your home. Please note that QHSP and/or the Company has the right to reject any appraisal which, in the opinion of either party, fails to take into account significant factors bearing on the appraised value of the property or which is, in any other respect, unsatisfactory to either party.

Please schedule the appraisals soon, whenever it is convenient for you and AT DIFFERENT TIMES - so the appraisers remain independent. When the appraisers arrive at your home, give them a copy of your Market Approach Appraisal Form (found in the Introduction Packet).

After the written appraisals are received and reviewed by QHSP, QHSP will make you a verbal offer to purchase your home. Within a few days QHSP will send you a formal written offer and an Offer Package. The Offer Package includes a QHSP contract of sale, copies of your appraisals, and a Power of Attorney Package.

The QHSP offer price is established by averaging the two appraised values. However, if the two appraisals differ by more than five percent (5%), a third appraisal will be obtained. The offer will then be established by the average of the values of two closest appraisals. You will have 60 days from the date of QHSP’s written offer to (a) accept it or (b) locate a buyer other than QHSP through your own real estate agent.

Reconsideration of Initial Proposed Offer

If you are dissatisfied with QHSP’s written offer, you may ask QHSP to reconsider its offer price. At the time, you must submit in writing to your QHSP representative additional information you want the appraisers to consider. Your representative will then write a letter to each appraiser asking him or her to reconsider the most probable sales price based on this new information. You will receive copies of the letters that are sent to the appraisers. The appraisers will respond, in writing, upon completion of their review of the new information. If appraised value changes, your offer will change accordingly.

D. LOCAL BROKER’S MARKET ANALYSIS

QHSP will ask a local real estate agent to prepare a market analysis for your home. This agent will be from a group of agents selected and trained to serve as QHSP’s “eyes and ears” in your market. QHSP then can begin marketing your home immediately if you sell your home to us. The market analysis is for comparison purposes only and will not affect your offer since the offer is based solely on the appraisals.

The QHSP real estate agent will contact you at about the same time as the appraisers. The agent will provide QHSP with a market analysis of your home and impressions regarding overall attractiveness, advantages and disadvantages, the competition, and most probable sales price and terms.

REVISED 5/19/2009 – Tier 1, Executive Page 16

Your own real estate agent’s listing will be terminated if and when QHSP purchases your home. This is in your interest and in the Company’s interest and assures your agent is working as hard as possible to sell your home prior to your acceptance of the QHSP offer.

E. INSPECTIONS AND RADON TESTING

QHSP will order all necessary inspections (which are paid for by the company) through our local real estate agent.

One responsibility of the appraisers and the real estate agent is to make recommendations regarding inspections needed on your home. As with any buyer, QHSP needs to know as much about the property as possible to make an informed offer on your home.

Inspections and Tests

The following inspections may be required:

•	Radon Gas Test

•	General Home Inspection (for homes over 15 years of age)

•	Well

•	Septic

•	Solar Hot Water System

•	Swimming Pool

•	Spa/Hot Tub

•	Wood burning Stove

•	Termite/Pest/Dry Rot

•	Structural

•	Roof

•	Mechanical Systems

•	Asbestos (if present it must be removed or encapsulated by a specialist)

•	Synthetic Stucco

Lender Requirements

Whether QHSP buys your home or you find a buyer on your own, the condition of your home must meet certain lender requirements. Lenders can require such items as: five year remaining roof life, potable water, a working septic system, electrical, plumbing and heating fixtures that meet local code requirements, proper exterior drainage, sound structural condition, and adequate paint.

Responsibility For Required Work

If you accept QHSP’s offer, it is your responsibility to correct defects noted in the inspections. To determine the costs of the repairs, you have the option of obtaining your own bids from licensed contractors or QHSP will order these bids for you. You may contract for repairs to be completed by a licensed contractor or allow QHSP to escrow an amount sufficient to complete required repairs.

NOTE: Real estate law requires disclosure of all inspections to potential buyers. QHSP will give buyers copies of all test and inspection reports.

REVISED 5/19/2009 – Tier 1, Executive Page 17

VII. HOMEOWNERS AND MARKETING YOUR HOME OUTSIDE THE QHSP

A. LISTING YOUR HOME

In order to take full advantage of the bonus program, we encourage you to list your home as soon as possible if you have not already done so. QHSP will provide a Home Marketing Assistance Program book.

Always interview at least two different, full-time real estate agents. Select the agent you feel will work hardest for you. As soon as you have selected your agent, call your QHSP representative with the agent’s name and telephone number.

The Listing Agreement/Exclusion Clause (found in your Introduction Packet) must be included in your listing. Your listing agent will be required to pay QHSP a referral fee. The fee allows you to cancel the listing agreement with the agent and eliminate any obligation to pay a sales commission to the listing real estate agent if you choose to accept QHSP’s offer. Most agents are familiar with this type of clause and do not resist including it in the listing agreement. If you encounter difficulties, please call your QHSP representative immediately.

If you’ve already listed your home and have not included a clause to this effect, you still need to have your listing agent sign the Broker Exclusion Clause. Please call your QHSP representative if you need any help in this matter.

Home Sale Bonus Program

Qwest encourages you to find a buyer for your home by offering you a bonus program. If you list with a QHSP registered agent, as an incentive, you can receive a two percent (2%) bonus based on actual sale price of the home.

The maximum bonus payment is $5,000. The bonus is considered additional compensation and will be paid to you by Qwest after the amended sale offer has been completed and finalized. This bonus is considered taxable income and taxes will be withheld.

B. WHEN YOU FIND A BUYER

Negotiating the Offer

When your real estate agent brings you an offer, call your QHSP representative immediately. They will need to talk to your agent to make sure the necessary addenda are included. You may verbally negotiate the terms of the contract, i.e. price, possession date, personal property, etc. DO NOT SIGN contract with buyer.

QHSP cannot accept an offer contingent upon the sale of the buyer’s home and the sale should close within 60 days of receiving the buyer’s offer.

REVISED 5/19/2009 – Tier 1, Executive Page 18

Selling Costs

As part of the Home Sale Plan, most selling costs are paid for by the company. These costs are:

•	Your real estate agent’s commission

•	All normal and customary closing costs

Signing the Offer

Please do not sign, initial or have your name any place on any contract documents including counter proposals, addendum, etc. When the offer is acceptable to you, have your real estate agent deliver or overnight mail the contract to QHSP for signature.

QHSP Matches the Buyer’s Offer

For tax reasons that are advantageous to you and the company, QHSP must buy your home and resell it to your buyer. QHSP will enter into an agreement with you (i.e. amend the QHSP offer) and match all terms you have agreed upon with the buyer only after all contract contingencies have been removed, except financing. This means that you remain responsible for negotiating all items that the buyer requests be repaired/replaced as a result of any inspections (i.e. buyer’s or QHSP inspections). You are financially responsible for whatever you and the buyer agree to. The QHSP contract will be identical to your buyer’s contract. You need to complete the Offer Package immediately and return to QHSP by overnight mail.

NOTE: QHSP will close the sale with the buyer therefore, you do not need to attend the closing.

Amended Sale Exceptions

If you receive an offer of 10% or more above the appraised value, that sale shall not be matched (amended) by QHSP.

If you encounter this please call your QHSP representative immediately! There will be some differences in your responsibilities but QHSP will still handle the closing for you.

VIII. HOME SALE: MISCELLANEOUS

A. EQUITY PAYMENT PROCEDURES

Equity

The amount of your equity will be calculated by subtracting the following items from QHSP’s offer amount:

•	Outstanding loans and/or indebtedness against the property and prorated accrued interest

•	Prorated property taxes

•	Unpaid bonds and assessments where included in the appraised value

•	Any required work outlined in the inspection reports

You must complete the Home Buyout Offer documents at the time you wish to accept QHSP’s offer and return it to your QHSP representative by overnight mail. QHSP will pay you your equity in your house after the Acceptance Date or Amended Sale Finalization Date.

REVISED 5/19/2009 – Tier 1, Executive Page 19

B. IF NO ONE’S BUYING

You May Accept QHSP’s Offer

If you are unable to find a buyer you may accept QHSP’s offer any time during the 60 day offer period. To accept the offer you must complete the Home Buyout documents. After you accept, you may remain in your home an additional 45 days. Per the Home Buyout Offer, when QHSP purchases your home you agree to allow QHSP or any designated agent of QHSP or potential buyers access to the property at all reasonable hours.

Your Responsibility Ends

You will continue to be responsible for meeting the financial obligations associated with owning your home (mortgage payments, taxes, utilities, maintenance, insurance, repairs, and general upkeep) until the later of your vacate date or acceptance of the QHSP offer. After that date QHSP will take full responsibility for the home. The QHSP offer stipulates that you will maintain the property and landscaping in the same conditions as they were at the time of the appraisals upon which QHSP based its offer to you.

You must not do anything subsequent to closing or vacating that would create any liability against the property or QHSP.

Mortgage Payments

Please forward your coupon booklet(s), if you have one, after you make your last payment (i.e., mortgage, HOA) to QHSP. If you have a contract on your home and the closing is before the 10th of the month, call your QHSP representative. You may not need to make that month’s payment.

QHSP will only make the next month’s mortgage or Homeowner Association (HOA) payment if the last day of your financial responsibility is prior to the 20th of the month. Example: If the last day of your financial responsibility is July 24, you must make the August mortgage/Homeowners Association payments. You will receive credit for July 25-July 31 on your final settlement. The August mortgage payment actually pays interest in arrears for July.

NOTE: If your mortgage payments are made through automatic withdrawal from your checking account or through payroll deduction, it is your responsibility to notify in writing your financial institution or payroll department of the date automatic deductions are to be stopped. (Ask your QHSP representative if you need help with this.)

Canceling Insurance

It is your responsibility to contact your insurance agent to cancel your homeowner’s insurance. Cancel your insurance effective midnight of your vacate or acceptance date, whichever comes last, and ask your agent to have any refund sent directly to you.

NOTE: If you plan to leave your home unoccupied or vacant prior to accepting QHSP’s offer, you need to check the vacancy clause in your insurance policy to make sure your home will be covered.

REVISED 5/19/2009 – Tier 1, Executive Page 20

Final Utility Bills

You are required to notify your utility companies and request a final bill be sent to you at your new address. It is your responsibility to pay the final bill(s). Your final day of responsibility is your vacate date or acceptance date, whichever comes last.

The utilities are not to be turned off but are to be transferred to one of the following:

•	Directly to the new buyer if the closing occurs on or before your vacate date.

•	To your listing real estate agent if the home has been sold but is scheduled to close after your vacate date.

•	To the real estate agent who did the Market Analysis for QHSP if accepting the QHSP Home Buyout Offer.

Condition

Your contract to sell your home, whether it be with QHSP or another buyer, will stipulate that your home must be left in “broom clean” condition. This means:

•	All trash boxes, discarded furniture, paint cans (flammable items) and other personal items must be removed from the premises

•	All floors must be washed

•	All carpets must be vacuumed

•	Bathroom and kitchen must be scrubbed and cleaned, including cabinets and appliances

You will be charged if QHSP hires someone to take care of these items.

Keys

Please give all keys and garage door opener controls to your listing agent.

C. CAPITAL LOSS

A capital loss is the difference between the sales price and your Original Value. Your Original Value is the original purchase price of your home unless you have been previously relocated and received a destination appraisal at that time. Then your Original Value is the lesser of the destination appraisal or the original purchase price. If you experience a capital loss in the sale of your home, QHSP will reimburse you up to a maximum of $25,000.

Your Qwest Relocation representative will work with you in calculating your capital loss. The capital loss reimbursement will be paid when a final sales price has been established. The capital loss is a grossed-up amount.

REVISED 5/19/2009 – Tier 1, Executive Page 21

IX. MOVING ON

A. FINDING AND APPRAISING YOUR NEW HOME

Home Finding Assistance

Your QHSP representative can assist you with finding your new home in the new location. QHSP has selected professional local real estate agents to assist you. Your selected agent will be in touch with you to discuss your home finding trip and will provide you with the information you need to know about your new city. Because of his/her familiarity with Qwest policies and requirements, he/she will help to make your move easier and more pleasant. Use of our service in selecting an agent helps you avoid the pressures from well-meaning friends or fellow employees who “know a real estate agent in your new city” or the frustration of too many agents becoming involved.

Your QHSP representative will stay in touch with you regarding finding a home. If at any time there is a problem, please let your QHSP representative know. Another agent can be selected.

It is highly advisable that you wait until you know QHSP’s buyout figure before purchasing a home at the new location. The equity available for your new home purchase may not be as much as you had planned on. If you must purchase, make the contract contingent upon a satisfactory buyout offer from QHSP.

Please read the section in the Home Marketing Assistance Program on Home Finding Tips.

Destination Appraisal (Optional)

As an additional benefit to you, QHSP can order an appraisal on your new home (destination appraisal) and a radon gas test. Both are paid for by the company.

The destination appraisal will be prepared by an independent local real estate appraiser. It provides you with the opinion of an unbiased third party (the appraiser) who points out the positives and negatives of the property as well as a range of value so you can buy wisely in what may be a totally unfamiliar market.

Please contact your QHSP representative for instructions. When s/he receives the appraisal and radon test results, QHSP will call you and will mail copies of the results to you.

QHSP’s Inventory Homes Available for Purchase

As you search for a home to purchase in your destination city, keep in mind QHSP’s inventory homes. We purchase homes from employees all over the country. They have been appraised, are priced accordingly and are in good condition. Your QHSP representative can provide you with a list of these homes.

Please be advised that synthetic stucco homes throughout the United States may have serious moisture problems. If you purchase such a home and move again with the company, you will not be eligible for the home buyout offer. Qwest will neither be involved in disputes relating to repairs nor provide assistance with repairs of this type of home. If you are considering such a home, please investigate thoroughly all the possible consequences relating to synthetic stucco.

B. FINANCING OPTIONS / HOME PURCHASE

Wells Fargo Home Mortgage, Inc. and Citimortgage offer mortgage financing for relocating employees. As a relocating employee there are many benefits in using these preferred national lenders, including:

•	Knowledge of the Qwest relocation program

REVISED 5/19/2009 – Tier 1, Executive Page 22

•	Competitive relocation interest rates

•	Pre-qualification to allow you to know, prior to your home finding trip, approximately how much you can afford to purchase

•	Possible consideration of 100% of your spouse/partner’s current income in determining your future loan amount

•	Prompt mortgage approval and processing turn-around times

•	Availability of more generous debt-to-income ratios that may allow you to qualify for a significantly higher loan amount

•	A choice of many mortgage products and down payment alternatives

REVISED 5/19/2009 – Tier 1, Executive Page 23

For further information, you may contact:

The financial institutions listed herein are merely examples of acceptable institutions. This list is not intended to be exclusive. Qwest will pay reasonable closing costs per the policy guidelines of other financial institutions as long as they are reputable.

How the Buyout Affects Financing on Your New Home

If you use a mortgage company other than Wells Fargo or Citimortgage, that company will need verification of your buyout from QHSP. We can provide your lender with a letter of guarantee on the sale of your present home. If needed, have your loan officer call your QHSP representative.

Home Purchase and Acquisition Costs

If you purchase a new home within a period of twelve months following the effective date indicated on the Relocation Authorization Form, reimbursement may be made by the company for the following expenses incurred in taking title to the property. In order to qualify, you must have been a homeowner at the former location.

•	Lender service fees including loan origination fees, buy down, lock-in fees, etc., not to exceed…

•	If interest rate is: 6.99% or below = 1%

7.00% to 7.99% = 2%

8.00% or higher = 3%

Interest rate is based on the FNMA 60 day 30 year yield

•	Attorney’s fees, escrow or conveyance fee (for retained legal services, except to clear title defects)

•	Mortgagee’s title insurance fee (insurance premiums are not reimbursable)

•	Appraisal

•	Real estate transfer tax

•	Recording fees

•	Survey (as required by lender)

•	Inspection fees for termite or structural defects (If common for the area or required by lender)

•	Credit report

•	Notary fees

•	Radon inspection

Reimbursement will be made only if the purchase contract is signed within the twelve-month period. A copy of the closing statement is satisfactory verification of the expenses incurred. Your Qwest Relocation representative will be the final judge of the charges that are reimbursable.

NOTE: Some real estate agents and mortgage brokers now charge a fee to assist you in obtaining financing. This fee is not a reimbursable expense.

REVISED 5/19/2009 – Tier 1, Executive Page 24